Exhibit 99.1

MSCI Inc. Reports Third Quarter 2013 Financial Results

Exploring Strategic Alternatives for Governance Business

NEW YORK--(BUSINESS WIRE)--October 31, 2013--MSCI Inc. (NYSE:MSCI), a leading global provider of investment decision support tools, including indices, portfolio risk and performance analytics and corporate governance services, today announced results for the third quarter and nine months ended September 30, 2013.

(Note: Percentage changes are referenced to the comparable period in 2012, unless otherwise noted.)

  Operating revenues increased 9.7% to $258.2 million in third quarter 2013 and 9.2% to $768.0 million for nine months 2013.
  Net income increased 14.6% to $55.3 million in third quarter 2013 and net income grew 35.1% to $175.3 million for nine months 2013.
  Diluted EPS for third quarter 2013 rose 17.9% to $0.46 and nine months 2013 Diluted EPS increased 37.1% to $1.44.
  Adjusted EBITDA1 grew by 4.4% to $112.8 million in third quarter 2013. For nine months 2013, Adjusted EBITDA1 grew by 6.8% to $339.5 million. Third quarter 2013 Adjusted EBITDA1 margin fell to 43.7% from 45.9% and nine months 2013 Adjusted EBITDA1 margin fell to 44.2% from 45.2%.
  Third quarter 2013 Adjusted EPS2 rose 8.2% to $0.53. Nine months 2013 Adjusted EPS2 rose 17.5% to $1.68.
  MSCI’s Run Rate grew by 12.1% to $1,025.8 million in third quarter 2013, driven by organic3 subscription growth of 4.4%, asset-based fee growth of 28.3% and the acquisitions of IPD and InvestorForce.
  MSCI repurchased a total of 2.7 million shares in third quarter 2013 as part of the conclusion of its December 2012 accelerated share repurchase(“ASR”) agreement and the commencement of its August 2013 ASR.
  MSCI has engaged Morgan Stanley to explore strategic alternatives for its Governance business.

Table 1: MSCI Inc. Selected Financial Information (unaudited)

	Three Months Ended		Change from	Nine Months Ended		Change From
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
In thousands, except per share data	2013	2012	2012	2013	2012	2012
Operating revenues	$258,238	$235,444	9.7%	$768,045	$703,061	9.2%
Operating expenses	165,802	151,915	9.1%	487,910	451,432	8.1%
Net income	55,310	48,274	14.6%	175,300	129,786	35.1%
% Margin	21.4%	20.5%		22.8%	18.5%
Diluted EPS	$0.46	$0.39	17.9%	$1.44	$1.05	37.1%

Adjusted EPS[2]	$0.53	$0.49	8.2%	$1.68	$1.43	17.5%
Adjusted EBITDA[1]	$112,818	$108,074	4.4%	$339,473	$317,893	6.8%
% Margin	43.7%	45.9%		44.2%	45.2%

[1] Net Income before income taxes, other net expense and income, depreciation, amortization, non-recurring stock-based compensation, lease exit charge and restructuring costs. See Table 13 titled "Reconciliation of Adjusted EBITDA to Net Income (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

[2] Per share net income before after-tax impact of amortization of intangibles, non-recurring stock-based compensation, restructuring costs, lease exit charge and debt repayment and refinancing expenses. See Table 14 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

[3] For the purposes of calculating organic Run Rate growth, comparisons exclude the Run Rate from the acquisitions of IPD and InvestorForce as well as the Run Rate of the CFRA product line, which was sold.

“MSCI’s revenues, Adjusted EBITDA and Adjusted EPS continued to grow in the third quarter. Our Run Rate grew 12%, driven by 10% growth in subscriptions and 28% growth in asset-based fees. The growth in our asset-based fees highlights the strong demand for MSCI-linked ETF products as well as the value that MSCI indices deliver to our clients. During the third quarter, MSCI repurchased a total of 2.7 million shares, underscoring our commitment to return capital to shareholders while we continue to invest in our organic growth,” Henry A. Fernandez, Chairman and CEO, said.

“We announced today that MSCI has engaged Morgan Stanley to help us explore strategic alternatives for our Governance business. Over the past three years, MSCI has worked hard to return that business to a growth track. We have launched new products, most notably executive compensation data and analytics and Quickscore, grown our salesforce, reached out to new clients and invested in the technology platform. We also strengthened the senior management team, which we expect will remain in place. In the third quarter of 2013, the Governance business reported organic revenue growth of 7% and Adjusted EBITDA growth of 12%. We believe the time is right to explore our strategic alternatives,” added Mr. Fernandez.

Summary of Results for Third Quarter 2013 Compared to Third Quarter 2012

Operating Revenues – See Table 4

Operating revenues for the three months ended September 30, 2013 (“third quarter 2013”) increased $22.8 million, or 9.7%, to $258.2 million compared to $235.4 million for the three months ended September 30, 2012 (“third quarter 2012”). For the purposes of analyzing revenue trends, organic growth comparisons exclude the impact of the acquisitions of IPD Group Limited (“IPD”) and Investor Force Holdings, Inc. (“InvestorForce”), acquired on November 30, 2012 and January 29, 2013, respectively, as well as the sale of the CFRA product line on March 31, 2013. On an organic basis, operating revenues grew by 4.8%.

Third quarter 2013 recurring subscription revenues rose $19.3 million, or 9.8%, to $216.9 million and 4.1% on an organic basis. Asset-based fees increased $2.8 million, or 8.1%, to $36.8 million and non-recurring revenues rose $0.7 million to $4.5 million.

Performance and Risk segment revenues rose $23.2 million to $228.6 million, an increase of 11.3% and 4.5% on an organic basis. The increase was primarily driven by higher revenues from index and environmental, social and governance (“ESG”) products.

•

Index and ESG products: Index and ESG product revenues increased $21.7 million, or 20.1%, to $129.6 million. Subscription revenues grew by $18.9 million, or 25.6%, to $92.8 million, driven by the acquisition of IPD and growth in revenues from equity index benchmark products. On an organic basis, index and ESG subscription revenue growth was 10.1%.

Revenues attributable to equity index asset-based fees rose $2.8 million, or 8.1%, to $36.8 million, largely as a result of higher revenues from non-ETF passive funds. In addition, a change in the mix of ETFs linked to MSCI indices more than offset a decline of $58.5 billion, or 17.0%, in average assets under management (“AUM”) in ETFs linked to MSCI indices. Excluding $5.6 million in asset-based fees linked to certain Vanguard ETFs that transitioned from third quarter 2012, asset-based fees would have grown by 29.3%.

•

Risk management analytics: Revenues related to risk management analytics products increased $4.7 million, or 7.2%, to $69.7 million. On an organic basis, revenues grew by 3.2%, driven by higher revenues from our RiskManager and hedge fund transparency products.

•

Portfolio management analytics: Revenues related to portfolio management analytics products declined $2.9 million, or 10.0%, to $26.2 million as a result of lower sales and elevated cancellations of equity analytics products in prior periods as well as lower fixed income analytics revenues.

•	Energy and commodity analytics: Revenues from energy and commodity analytics products were $3.1 million, a decline of $0.2 million.

Governance segment revenues fell $0.4 million, or 1.4%, to $29.6 million in third quarter 2013, as the loss of revenues resulting from the sale of the CFRA product line more than offset organic growth. On an organic basis, Governance revenues rose 7.4%, driven by higher revenues from executive compensation data and analytics products.

Operating Expenses – See Table 6

Total operating expenses rose $13.9 million, or 9.1%, to $165.8 million.

•

Compensation costs: Total compensation costs rose $10.2 million, or 11.0%, to $103.2 million in third quarter 2013, driven primarily by increased costs from the acquisitions of IPD and InvestorForce and increased hiring, offset by lower severance costs and the sale of the CFRA product line.

•

Non-compensation costs excluding depreciation and amortization, the lease exit charge and restructuring costs: Non-compensation costs rose $7.2 million, or 20.6%, to $42.2 million in third quarter 2013. The increase in non-compensation costs reflects the acquisitions of IPD and InvestorForce, and increases in travel and entertainment costs, marketing expenses and recruiting costs, among other items.

•

Depreciation and amortization: Amortization of intangibles expense totaled $14.4 million compared to $16.0 million in third quarter 2012, a decline of 9.5%, primarily due to certain intangibles becoming fully amortized since the prior period, partially offset by additional amortization related to the IPD and InvestorForce acquisitions. Depreciation and amortization of property, equipment and leasehold improvements rose $1.3 million, or 28.1%, to $5.9 million.

Other Expense (Income), Net

Other expense (income), net for third quarter 2013 was $6.2 million, a decline of $1.7 million from third quarter 2012 driven by lower interest rates and lower indebtedness.

Provision for Income Taxes

Income tax expense was $30.9 million in third quarter 2013, up $3.6 million from third quarter 2012. The effective tax rate in third quarter 2013 fell to 35.9% from 36.1% a year ago.

Net Income and Earnings per Share – See Table 14

Net income rose $7.0 million, or 14.6%, to $55.3 million for third quarter 2013. The net income margin increased to 21.4% from 20.5% as a result of the higher operating profit margin, lower interest costs and lower tax rate. Diluted EPS rose by $0.07, or 17.9%, to $0.46, driven by higher net income and a 2.3% decline in the weighted average diluted shares outstanding in third quarter 2013. Adjusted net income, which excludes the after-tax impact of amortization of intangibles, non-recurring stock-based compensation expense, and the lease exit charge, rose $3.7 million, or 6.0%, to $64.6 million. Adjusted EPS, which excludes the after-tax, per diluted share impact of amortization of intangibles and restructuring costs, non-recurring stock-based compensation expense, the lease exit charge and restructuring costs totaling $0.07, rose $0.04, or 8.2%, to $0.53.

See Table 14 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 13

Adjusted EBITDA, which excludes income taxes, other net expense and income, depreciation, amortization, non-recurring stock-based compensation and the lease exit charge and restructuring costs was $112.8 million, up $4.7 million, or 4.4%, from third quarter 2012. The Adjusted EBITDA margin declined to 43.7% from 45.9%.

By segment, Adjusted EBITDA for the Performance and Risk segment increased $3.8 million, or 3.8%, to $104.2 million in third quarter 2013. The Adjusted EBITDA margin for this segment fell to 45.6% from 48.9%. Adjusted EBITDA for the Governance segment increased $0.9 million, or 11.6%, to $8.6 million and the Adjusted EBITDA margin rose to 29.1% from 25.7% on improved operating results. The increase in Governance segment Adjusted EBITDA was driven by a reduction in severance, occupancy and information technology costs compared to third quarter 2012.

See Table 13 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Summary of Results for Nine Months Ended September 30, 2013 compared to Nine Months Ended September 30, 2012

Operating Revenues – See Table 5

Total operating revenues for the nine months ended September 30, 2013 (“nine months 2013”) increased $65.0 million, or 9.2%, to $768.0 million compared to $703.1 million for the nine months ended September 30, 2012 (“nine months 2012”). Subscription revenues rose $56.7 million, or 9.7%, to $639.0 million, while asset-based fees rose $7.5 million, or 7.3%, to $110.3 million. Non-recurring revenues rose $0.7 million to $18.7 million. On an organic basis, total operating revenues grew by 3.9%.

Performance and Risk segment revenues rose $65.4 million, or 10.7%, to $676.5 million for nine months 2013, and 3.7% on an organic basis. Index and ESG products and risk management analytics revenues grew 18.2% and 5.4%, respectively, in nine months 2013, or organically by 7.0% and 2.1%, respectively. Portfolio management analytics revenues fell 8.7%. Energy and other commodity analytics revenues increased $3.5 million, or 60.8%, primarily as a result of a $5.2 million non-cash cumulative revenue reduction to correct an error that was recorded in first quarter 2012. Excluding the impact of that error, energy and commodity analytics revenues declined 15.2%.

Governance revenues were $91.5 million, down slightly versus nine months 2012. On an organic basis, revenue grew by 5.1%.

Operating Expenses – See Table 7

Total operating expenses increased $36.5 million, or 8.1%, to $487.9 million in nine months 2013 compared to nine months 2012 driven primarily by the acquisitions of IPD and InvestorForce. The increase largely reflects increases of $32.3 million, or 11.6%, in total compensation expenses and $6.0 million, or 5.4%, in non-compensation expenses including the lease exit charge of $3.3 million incurred in third quarter 2012, and offset by a decline of $1.9 million, or 3.1%, in total depreciation and amortization expenses.

Other Expense (Income), Net

Other expense (income), net for nine months 2013 was $19.1 million, a decline of $31.5 million from nine months 2012. Other expense (income), net includes debt repayment and refinancing expenses of $20.6 million in nine months 2012. Excluding the change in debt repayment and refinancing expenses, other expense (income), net declined by $10.9 million in nine months 2013 primarily as a result of a combination of a lower cost of debt and lower levels of indebtedness.

Provision for Income Taxes

The provision for income tax expense was $85.8 million in nine months 2013, up $14.4 million from nine months 2012. Year to date 2013 income tax expense benefited from discrete items of $3.3 million primarily related to a reduction in state taxes and the 2012 reinstatement of the research and development tax credit. The effective tax rate was 32.8% in nine months 2013, versus 35.5% a year ago.

Net Income and Earnings per Share – See Table 14

Net income increased $45.5 million, or 35.1%, to $175.3 million and the net income margin increased to 22.8% from 18.5%. Diluted EPS rose 37.1% to $1.44 from $1.05.

Adjusted net income, which excludes the after-tax impact of amortization of intangibles, non-recurring stock-based compensation expense, debt repayment and refinancing expenses, the lease exit charge and restructuring costs totaling $28.9 million, rose $27.2 million, or 15.4%, to $204.2 million. Adjusted EPS, which excludes the after-tax, per diluted share impact of amortization of intangibles, non-recurring stock-based compensation expense, debt repayment and refinancing expenses, the lease exit charge and restructuring costs totaling $0.24, rose 17.5% to $1.68 in nine months 2013.

See Table 14 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 13

Adjusted EBITDA was $339.5 million, an increase of $21.6 million, or 6.8%, from nine months 2012. Adjusted EBITDA margin fell to 44.2% from 45.2%.

By segment, Adjusted EBITDA for the Performance and Risk segment increased $17.8 million, or 6.0%, to $315.0 million from nine months 2012. Adjusted EBITDA margin declined to 46.6% in nine months 2013 from 48.6% in nine months 2012. Adjusted EBITDA for the Governance segment rose $3.7 million, or 18.0%, to $24.5 million in nine months 2013. The Adjusted EBITDA margin for the Governance segment was 26.8%, up from 22.6% in nine months 2012.

See Table 13 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Key Operating Metrics – See Tables 10, 11, 12

Total Run Rate grew by $110.8 million, or 12.1%, to $1,025.8 million as of September 30, 2013 compared to September 30, 2012. Total subscription Run Rate grew by $78.4 million, or 9.8%, to $878.8 million as of September 30, 2013 compared to September 30, 2012. Changes in foreign currency rates over the past twelve months negatively impacted subscription Run Rate by $2.0 million. Relative to second quarter 2013, changes in foreign currency rates lifted subscription Run Rate by $6.2 million. On an organic basis, total subscription Run Rate grew by 4.4%.

Performance and Risk segment Run Rate grew by $113.8 million, or 14.2%, to $912.9 million. On an organic basis, Performance and Risk Run Rate grew by 7.7%.

•

Index and ESG products: Index and ESG subscription Run Rate grew by $67.3 million, or 23.0%, to $360.0 million. On an organic basis, index and ESG subscription Run Rate grew by 8.5%, driven by growth in equity index benchmark and data products. Changes in foreign currency rates increased Run Rate by $2.3 million on a sequential basis but had only a very modest negative effect versus third quarter 2012.

Run Rate attributable to asset-based fees rose $32.4 million, or 28.3%, to $147.0 million. The increase was primarily driven by inflows and higher market performance in ETFs linked to MSCI indices. The third quarter 2012 asset-based fee Run Rate excludes those Vanguard ETFs that later switched benchmarks.

As of September 30, 2013, AUM in ETFs linked to MSCI indices were $302.6 billion, down $61.1 billion, or 16.8%, from September 30, 2012 but up $32.9 billion, or 12.2%, from June 30, 2013. Of that $32.9 billion sequential increase, market gains accounted for $20.2 billion and net inflows added an additional $12.7 billion.

If the AUM in those Vanguard ETFs which transitioned earlier in 2013 were excluded from the September 30, 2012 balance, AUM in MSCI-linked ETFs would have risen $70.0 billion, or 30.1%, compared to September 30, 2012.

•

Risk management analytics: Run Rate related to risk management analytics products increased $26.7 million, or 10.2%, to $288.5 million. On an organic basis, risk management analytics Run Rate grew by 6.3%. MSCI benefited from solid growth in Run Rate from BarraOne, RiskManager, and Hedge Platform. Changes in foreign currency positively benefited Run Rate by $1.3 million versus third quarter 2012 and by $2.5 million versus second quarter 2013.

•

Portfolio management analytics: Run Rate related to portfolio management analytics products declined $11.0 million, or 9.5%, to $104.9 million. Year-over-year Run Rate was negatively impacted, in part, by product swaps totaling $2.4 million and by changes in foreign currency rates which lowered Run Rate by an additional $3.4 million. On a sequential basis, changes in foreign currency rates benefited portfolio management analytics Run Rate by $0.5 million.

•	Energy and commodity analytics: Run Rate from energy and commodity analytics products declined to $12.5 million, down $1.5 million, or 11.0%, from third quarter 2012.

Governance Run Rate declined by $2.9 million, or 2.5%, to $112.9 million. On an organic basis, Run Rate grew by 5.5%, reflecting strong growth in the Run Rate of executive compensation data and analytics products and services. Changes in foreign currency rates raised Governance Run Rate by $0.9 million versus second quarter 2013.

Accelerated Share Repurchase Agreements

During third quarter 2013, MSCI settled the $100.0 million ASR it had entered into on December 14, 2012, taking delivery of 0.8 million shares at that time. In addition, MSCI entered into a second $100.0 million agreement on August 2, 2013 and received 1.9 million shares at that time. The repurchased shares will be held in treasury. Additional shares may be delivered to MSCI at or prior to maturity of the second ASR agreement, which MSCI anticipates will be no later than December 2013.

Both of the ASR agreements were authorized pursuant to a $300.0 million share repurchase program approved by MSCI’s Board of Directors in 2012. The remaining $100.0 million balance of the authorization will be available for utilization from time to time through 2014 at management’s discretion.

Governance Update

MSCI has engaged Morgan Stanley to explore strategic alternatives for its Governance business, including the potential divestiture or other separation of the entire business. The products and services offered by MSCI’s Governance business include governance research and recommendations, as well as end-to-end proxy voting and distribution solutions, securities class-action claims management, and reliable governance data, analysis and modeling tools. The financial results of the Governance business are reported as the Governance segment.

There can be no assurance that the process of exploring strategic alternatives will result in a transaction or that any transaction will ultimately be consummated. MSCI does not intend to disclose further developments with respect to the process unless and until a definitive decision is reached with respect to a specific transaction or the process is otherwise terminated or concluded.

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.’s senior management review third quarter 2013 results on Thursday, October 31, 2013 at 11:00 am Eastern Time. To listen to the live event, visit the investor relations section of MSCI's website, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through November 2, 2013. To listen to the recording, visit http://ir.msci.com/events.cfm, or dial 1-855-859-2056 (passcode: 75611658) within the United States. International callers dial 1-404-537-3406 (passcode: 75611658).

About MSCI

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices, portfolio risk and performance analytics, and governance tools.

The company’s flagship product offerings are: the MSCI indices with approximately $7.5 trillion estimated to be benchmarked to them on a worldwide basis1; Barra multi-asset class factor models, portfolio risk and performance analytics; RiskMetrics multi-asset class market and credit risk analytics; IPD real estate information, indices and analytics; MSCI ESG (environmental, social and governance) Research screening, analysis and ratings; ISS governance research and outsourced proxy voting and reporting services; and FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world. MSCI#IR

1 As of March 31, 2013, as published by eVestment, Lipper and Bloomberg on July 31, 2013

For further information on MSCI, please visit our website at www.msci.com

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission (“SEC”) on March 1, 2013, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC, and may also include the risks and uncertainties associated with the process of evaluating strategic alternatives, including whether any appropriate alternatives will be identified and, if identified, whether any such alternative will result in a consummated transaction. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alert Subscription” section at http://ir.msci.com/alerts.cfm?. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered as alternative measures for the most directly comparable GAAP financial measures. These measures are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income before provision for income taxes, other net expense and income, depreciation and amortization, non-recurring stock-based compensation expense, the lease exit charge and restructuring costs.

Adjusted net income and Adjusted EPS are defined as net income and EPS, respectively, before provision for non-recurring stock-based compensation expenses, amortization of intangible assets, restructuring costs, the lease exit charge and the accelerated amortization or write-off of deferred financing and debt discount costs as a result of debt repayment (debt repayment and refinancing expenses), as well as for any related tax effects.

We believe that adjusting for the lease exit charge, restructuring costs and debt repayment and refinancing expenses is useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. Additionally, we believe that adjusting for non-recurring stock-based compensation expenses, debt repayment and refinancing expenses and depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA, Adjusted net income and Adjusted EPS are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies.

Table 2: MSCI Inc. Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
In thousands, except per share data	2013	2012	2013	2013	2012

Operating revenues	$258,238	$235,444	$257,898	$768,045	$703,061

Operating expenses
Cost of services	80,040	68,350	83,359	243,584	213,884
Selling, general and administrative	65,380	62,973	57,612	184,623	176,011
Restructuring costs	-	-	-	-	(51)
Amortization of intangible assets	14,448	15,959	14,509	43,443	47,877
Depreciation and amortization of property,
equipment and leasehold improvements	5,934	4,633	5,246	16,260	13,711
Total operating expenses	$165,802	$151,915	$160,726	$487,910	$451,432

Operating income	$92,436	$83,529	$97,172	$280,135	$251,629
Operating margin	35.8%	35.5%	37.7%	36.5%	35.8%

Interest income	(265)	(252)	(237)	(770)	(712)
Interest expense	5,827	7,314	6,504	19,351	49,250
Other expense (income)	627	873	(354)	497	1,997
Other expenses (income), net	$6,189	$7,935	$5,913	$19,078	$50,535

Income before taxes	86,247	75,594	91,259	261,057	201,094

Provision for income taxes	30,937	27,320	30,206	85,757	71,308
Net income	$55,310	$48,274	$61,053	$175,300	$129,786
Net income margin	21.4%	20.5%	23.7%	22.8%	18.5%

Earnings per basic common share	$0.46	$0.39	$0.50	$1.45	$1.06
Earnings per diluted common share	$0.46	$0.39	$0.50	$1.44	$1.05

Weighted average shares outstanding used
in computing earnings per share

Basic	119,607	122,261	121,149	120,497	122,016
Diluted	120,578	123,450	122,069	121,446	123,287

Table 3: MSCI Inc. Selected Balance Sheet Items (unaudited)

	As of
	September 30,	June 30,	December 31,
In thousands	2013	2013	2012

Cash and cash equivalents	$283,750	$334,701	$183,309
Short-term investments	-	-	70,898
Accounts receivable, net of allowances	179,920	160,101	153,557

Deferred revenue	$334,094	$347,470	$308,022
Current maturities of long-term debt	54,130	43,118	43,093
Long-term debt, net of current maturities	753,285	775,072	811,623

Table 4: Quarterly Operating Revenues by Product Category and Revenue Type (unaudited)

	Three Months Ended			% Change from
	September 30,	September 30,	June 30,	September 30,	June 30,
In thousands	2013	2012	2013	2012	2013
Index and ESG products
Subscriptions	$92,815	$73,894	$95,200	25.6%	(2.5%)
Asset-based fees	36,801	34,042	36,970	8.1%	(0.5%)
Index and ESG products total	129,616	107,936	132,170	20.1%	(1.9%)
Risk management analytics	69,666	64,998	67,099	7.2%	3.8%
Portfolio management analytics	26,213	29,138	26,089	(10.0%)	0.5%
Energy and commodity analytics	3,113	3,317	3,065	(6.2%)	1.6%

Total Performance and Risk revenues	$228,608	$205,389	$228,423	11.3%	0.1%

Total Governance revenues	29,630	30,055	29,475	(1.4%)	0.5%

Total operating revenues	$258,238	$235,444	$257,898	9.7%	0.1%

Recurring subscriptions	$216,905	$197,591	$213,502	9.8%	1.6%
Asset-based fees	36,801	34,042	36,970	8.1%	(0.5%)
Non-recurring revenue	4,532	3,811	7,426	18.9%	(39.0%)
Total operating revenues	$258,238	$235,444	$257,898	9.7%	0.1%

Table 5: Nine Months Operating Revenues by Product Category and Revenue Type (unaudited)

	Nine Months Ended		% Change from
	September 30,	September 30,	September 30,
In thousands	2013	2012	2012
Index and ESG products
Subscriptions	$272,903	$221,362	23.3%
Asset-based fees	110,286	102,745	7.3%
Index and ESG products total	383,189	324,107	18.2%
Risk management analytics	204,039	193,622	5.4%
Portfolio management analytics	79,948	87,527	(8.7%)
Energy and commodity analytics
Recurring Energy and commodity analytics	9,324	11,001	(15.2%)
Correction[1]	-	(5,203)	n/m
Net energy and commodity analytics	9,324	5,798	60.8%

Total Performance and Risk revenues	$676,500	$611,054	10.7%

Total Governance revenues	91,545	92,007	(0.5%)

Total operating revenues	$768,045	$703,061	9.2%

Recurring subscriptions	$639,032	$582,330	9.7%
Asset-based fees	110,286	102,745	7.3%
Non-recurring revenue	18,727	17,986	4.1%
Total operating revenues	$768,045	$703,061	9.2%

[1] In first quarter 2012, MSCI recorded a non-cash $5.2 million cumulative revenue reduction to correct an error related to energy and commodity analytics revenues previously reported prior to January 1, 2012. MSCI’s previous policy had resulted in the immediate recognition of a substantial portion of the revenue related to a majority of its contracts rather than amortizing that revenue over the life of that contract, which is now the method of recognition.

n/m = not meaningful

Table 6: Quarterly Operating Expense Detail (unaudited)

	Three Months Ended			% Change from
	September 30,	September 30,	June 30,	September 30,	June 30,
In thousands	2013	2012	2013	2012	2013
Cost of services
Compensation	$58,751	$50,111	$61,768	17.2%	(4.9%)
Non-recurring stock based compensation	-	267	-	n/m	n/m
Total compensation	$58,751	$50,378	$61,768	16.6%	(4.9%)
Non-compensation	21,289	16,448	21,734	29.4%	(2.0%)
Lease exit charge[1]	-	1,524	(143)	n/m	n/m
Total non-compensation	21,289	17,972	21,591	18.5%	(1.4%)
Total cost of services	$80,040	$68,350	$83,359	17.1%	(4.0%)

Selling, general and administrative
Compensation	$44,495	$42,296	$39,890	5.2%	11.5%
Non-recurring stock based compensation	-	359	-	n/m	n/m
Total compensation	$44,495	$42,655	$39,890	4.3%	11.5%
Non-compensation	20,885	18,515	17,944	12.8%	16.4%
Lease exit charge[1]	-	1,803	(222)	n/m	n/m
Total non-compensation	20,885	20,318	17,722	2.8%	17.8%
Total selling, general and administrative	$65,380	$62,973	$57,612	3.8%	13.5%

Restructuring costs	-	-	-	n/m	n/m
Amortization of intangible assets	14,448	15,959	14,509	(9.5%)	(0.4%)
Depreciation and amortization of property,
equipment and leasehold improvements	5,934	4,633	5,246	28.1%	13.1%
Total operating expenses	$165,802	$151,915	$160,726	9.1%	3.2%

Compensation	$103,246	$92,407	$101,658	11.7%	1.6%
Non-recurring stock-based compensation	-	626	-	n/m	n/m
Non-compensation expenses	42,174	34,963	39,678	20.6%	6.3%
Lease exit charge[1]	-	3,327	(365)	n/m	n/m
Restructuring costs	-	-	-	n/m	n/m
Amortization of intangible assets	14,448	15,959	14,509	(9.5%)	(0.4%)
Depreciation and amortization of property,
equipment and leasehold improvements	5,934	4,633	5,246	28.1%	13.1%
Total operation expenses	$165,802	$151,915	$160,726	9.1%	3.2%

[1] Second quarter 2013 and third quarter 2012 included benefits of $0.4 million and charges of $3.3 million, respectively, associated with an occupancy lease exit charge resulting from the consolidation of our New York offices.

n/m = not meaningful

Table 7: Nine Months Operating Expense Detail (unaudited)

	Nine Months Ended		% Change from
	September 30,	September 30,	September 30,
In thousands	2013	2012	2012
Cost of services
Compensation	$181,668	$159,152	14.1%
Non-recurring stock based compensation	-	629	(100.0%)
Total compensation	$181,668	$159,781	13.7%
Non-compensation	62,059	52,579	18.0%
Lease exit charge[1]	(143)	1,524	n/m
Total non-compensation	61,916	54,103	14.4%
Total cost of services	$243,584	$213,884	13.9%

Selling, general and administrative
Compensation	$130,041	$118,813	9.5%
Non-recurring stock based compensation	-	771	(100.0%)
Total compensation	$130,041	$119,584	8.7%
Non-compensation	54,804	54,624	0.3%
Lease exit charge[1]	(222)	1,803	n/m
Total non-compensation	54,582	56,427	(3.3%)
Total selling, general and administrative	$184,623	$176,011	4.9%

Restructuring costs	-	(51)	(100.0%)
Amortization of intangible assets	43,443	47,877	(9.3%)
Depreciation and amortization of property,
equipment and leasehold improvements	16,260	13,711	18.6%
Total operating expenses	$487,910	$451,432	8.1%

Compensation	$311,709	$277,965	12.1%
Non-recurring stock-based compensation	-	1,400	(100.0%)
Non-compensation expenses	116,863	107,203	9.0%
Lease exit charge[1]	(365)	3,327	n/m
Restructuring costs	-	(51)	(100.0%)
Amortization of intangible assets	43,443	47,877	(9.3%)
Depreciation and amortization of property,
equipment and leasehold improvements	16,260	13,711	18.6%
Total operation expenses	$487,910	$451,432	8.1%

[1] Nine months ended 2013 and 2012 included benefits of $0.4 million and charges of $3.3 million, respectively, associated with an occupancy lease exit resulting from the consolidation of our New York offices.

n/m = not meaningful

Table 8: Summary Quarterly Segment Information (unaudited)

	Three Months Ended			% Change from
	September 30,	September 30,	June 30,	September 30,	June 30,
In thousands	2013	2012	2013	2012	2013

Revenues:
Performance and Risk	$228,608	$205,389	$228,423	11.3%	0.1%
Governance	29,630	30,055	29,475	(1.4%)	0.5%
Total Operating revenues	$258,238	$235,444	$257,898	9.7%	0.1%

Operating Income:
Performance and Risk	88,172	80,472	93,574	9.6%	(5.8%)
Margin	38.6%	39.2%	41.0%
Governance	4,264	3,057	3,598	39.5%	18.5%
Margin	14.4%	10.2%	12.2%
Total Operating Income	$92,436	$83,529	$97,172	10.7%	(4.9%)
Margin	35.8%	35.5%	37.7%

Adjusted EBITDA:
Performance and Risk	104,210	100,362	108,816	3.8%	(4.2%)
Margin	45.6%	48.9%	47.6%
Governance	8,608	7,712	7,746	11.6%	11.1%
Margin	29.1%	25.7%	26.3%
Total Adjusted EBITDA	$112,818	$108,074	$116,562	4.4%	(3.2%)
Margin	43.7%	45.9%	45.2%

Table 9: Summary Nine Months Segment Information (unaudited)

	Nine Months Ended		% Change from
	September 30,	September 30,	September 30,
In thousands	2013	2012	2012

Revenues:
Performance and Risk	$676,500	$611,054	10.7%
Governance	91,545	92,007	(0.5%)
Total Operating revenues	$768,045	$703,061	9.2%

Operating Income:
Performance and Risk	268,445	243,927	10.1%
Margin	39.7%	39.9%
Governance	11,690	7,702	51.8%
Margin	12.8%	8.4%
Total Operating Income	$280,135	$251,629	11.3%
Margin	36.5%	35.8%

Adjusted EBITDA:
Performance and Risk	314,980	297,142	6.0%
Margin	46.6%	48.6%
Governance	24,493	20,751	18.0%
Margin	26.8%	22.6%
Total Adjusted EBITDA	$339,473	$317,893	6.8%
Margin	44.2%	45.2%

Table 10: Key Operating Metrics (unaudited)

	As of			% Change from
	September 30,	September 30,	June 30,	September 30,	June 30,
Dollars in thousands	2013	2012	2013	2012	2013

Run Rates[1]
Index and ESG products
Subscription	$360,042	$292,787	$350,833	23.0%	2.6%
Asset-based fees	146,979	114,576	131,716	28.3%	11.6%
Index and ESG products total	507,021	407,363	482,549	24.5%	5.1%
Risk management analytics	288,452	261,776	281,022	10.2%	2.6%
Portfolio management analytics	104,938	115,958	104,524	(9.5%)	0.4%
Energy and commodity analytics	12,493	14,040	12,794	(11.0%)	(2.4%)
Total Performance and Risk	912,904	799,137	880,889	14.2%	3.6%

Governance	112,911	115,840	111,686	(2.5%)	1.1%
Total Run Rate	$1,025,815	$914,977	$992,575	12.1%	3.3%

Subscription total	$878,836	$800,401	$860,859	9.8%	2.1%
Asset-based fees total	146,979	114,576	131,716	28.3%	11.6%
Total Run Rate	$1,025,815	$914,977	$992,575	12.1%	3.3%

New Recurring Subscription Sales	$30,157	$27,164	$31,133	11.0%	(3.1%)
Subscription Cancellations	(16,458)	(19,134)	(16,082)	(14.0%)	2.3%
Net New Recurring Subscription Sales	$13,699	$8,030	$15,051	70.6%	(9.0%)
Non-recurring sales	$4,359	$3,878	$6,664	12.4%	(34.6%)

Employees	3,123	2,416	2,957	29.3%	5.6%
% Employees by location
Developed Market Centers	55%	56%	56%
Emerging Market Centers	45%	44%	44%

[1] The Run Rate at a particular point in time represents the forward-looking revenues for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects an annualization of the most recent periodic fee earned under such license or subscription. The Run Rate for IPD products was approximated using the trailing 12 months of revenues primarily adjusted for estimates for non-recurring sales, new sales and cancellations. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

Table 11: ETF Assets Linked to MSCI Indices1 (unaudited)

	Three Months Ended 2012				Three Months Ended 2013			Nine Months Ended
In Billions	March	June	September	December	March	June	September	September 2012	September 2013

Beginning Period AUM in ETFs linked to MSCI Indices	$301.6	$354.7	$327.4	$363.7	$402.3	$357.3	$269.7	$301.6	$402.3
Cash Inflow/Outflow[2]	15.2	0.3	15.2	25.9	(61.0)	(74.4)	12.7	30.7	(122.7)
Appreciation/Depreciation	37.9	(27.6)	21.1	12.7	16.0	(13.2)	20.2	31.4	23.0
Period End AUM in ETFs linked to
MSCI Indices	$354.7	$327.4	$363.7	$402.3	$357.3	$269.7	$302.6	$363.7	$302.6

Period Average AUM in ETFs linked to
MSCI Indices	$341.0	$331.6	$344.7	$376.6	$369.0	$324.1	$286.2	$339.2	$326.4

[1] ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding. Source: Bloomberg and MSCI

[2] Cash Inflow/Outflow for the first and second quarter of 2013 includes the migration of $82.8 billion of AUM in 9 Vanguard ETFs and $74.8 billion of AUM in 13 Vanguard ETFs, respectively, that transitioned to other indices during each quarter.

Table 12: Supplemental Operating Metrics (unaudited)

Sales & Cancellations
	Three Months Ended 2012				Three Months Ended 2013			Nine Months Ended
In thousands	March	June	September	December	March	June	September	September 2012	September 2013
New Recurring Subscription Sales	$33,506	$28,453	$27,164	$29,742	$30,928	$31,133	$30,157	$89,123	$92,218
Subscription Cancellations	(13,498)	(17,229)	(19,134)	(28,725)	(16,691)	(16,082)	(16,458)	(49,861)	(49,231)
Net New Recurring Subscription Sales	$20,008	$11,224	$8,030	$1,017	$14,237	$15,051	$13,699	$39,262	$42,987

Non-recurring sales	9,338	5,099	3,878	7,443	8,935	6,664	4,359	18,315	19,958
Total Sales	$42,844	$33,552	$31,042	$37,185	$39,863	$37,797	$34,516	$107,438	$112,176

Aggregate & Core Retention Rates
	Three Months Ended 2012				Three Months Ended 2013			Nine Months Ended
	March	June	September	December	March	June	September	September 2012	September 2013
Aggregate Retention Rate[1]
Index and ESG products	94.5%	94.9%	94.0%	90.4%	95.0%	94.0%	94.7%	94.4%	94.6%
Risk management analytics	93.9%	90.0%	88.5%	84.4%	93.5%	92.5%	92.3%	90.7%	92.8%
Portfolio management analytics	91.9%	84.2%	84.9%	78.0%	81.7%	87.0%	89.1%	87.0%	85.9%
Energy & commodity analytics	90.2%	85.5%	76.6%	60.4%	90.1%	86.0%	80.2%	84.1%	85.4%

Total Performance and Risk	93.7%	90.9%	89.8%	85.2%	92.4%	92.3%	92.7%	91.4%	92.4%

Total Governance	88.7%	92.1%	91.1%	83.6%	90.0%	92.9%	88.5%	90.7%	90.5%

Total Aggregate Retention Rate	93.0%	91.0%	90.0%	84.9%	92.1%	92.3%	92.2%	91.3%	92.2%

Core Retention Rate[1]
Index and ESG products	94.6%	95.0%	94.0%	90.5%	95.0%	94.1%	94.8%	94.5%	94.7%
Risk management analytics	94.0%	92.0%	89.3%	84.4%	93.9%	93.1%	92.3%	91.6%	93.1%
Portfolio management analytics	92.2%	87.0%	86.5%	83.6%	82.8%	87.5%	90.3%	88.5%	86.9%
Energy & commodity analytics	90.7%	85.5%	77.1%	60.4%	90.1%	86.0%	80.2%	84.4%	85.4%

Total Performance and Risk	93.8%	92.2%	90.5%	86.2%	92.7%	92.6%	92.9%	92.1%	92.7%

Total Governance	88.7%	92.2%	91.2%	83.8%	90.2%	92.9%	88.5%	90.7%	90.5%

Total Core Retention Rate	93.1%	92.2%	90.6%	85.9%	92.4%	92.6%	92.4%	91.9%	92.5%

[1] The Aggregate Retention Rates are calculated by annualizing the cancellations for which we have received a notice of termination or non-renewal during the quarter and we have determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the quarter. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. For the calculation of the Core Retention Rates the same methodology is used except the amount of cancellations in the quarter is reduced by the amount of product swaps.

Table 13: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

		Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
In thousands		Performance and Risk	Governance	Total	Performance and Risk	Governance	Total
Net Income				$55,310			$48,274
Plus:	Provision for income taxes			30,937			27,320
Plus:	Other expense (income), net			6,189			7,935
Operating income		$88,172	$4,264	$92,436	$80,472	$3,057	$83,529
Plus:	Non-recurring stock-based compensation	-	-	-	572	54	626
Plus:	Depreciation and amortization of property,
	equipment and leasehold improvements	4,845	1,089	5,934	3,755	878	4,633
Plus:	Amortization of intangible assets	11,193	3,255	14,448	12,638	3,321	15,959
Plus:	Lease exit charge	-	-	-	2,925	402	3,327
Plus:	Restructuring costs	-	-	-	-	-	-
Adjusted EBITDA		$104,210	$8,608	$112,818	$100,362	$7,712	$108,074

		Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012
In thousands		Performance and Risk	Governance	Total	Performance and Risk	Governance	Total
Net Income				$175,300			$129,786
Plus:	Provision for income taxes			85,757			71,308
Plus:	Other expense (income), net			19,078			50,535
Operating income		$268,445	$11,690	$280,135	$243,927	$7,702	$251,629
Plus:	Non-recurring stock-based compensation	-	-	-	1,269	131	1,400
Plus:	Depreciation and amortization of property,
	equipment and leasehold improvements	13,263	2,997	16,260	11,137	2,574	13,711
Plus:	Amortization of intangible assets	33,580	9,863	43,443	37,916	9,961	47,877
Plus:	Lease exit charge	(308)	(57)	(365)	2,925	402	3,327
Plus:	Restructuring costs	-	-	-	(32)	(19)	(51)
Adjusted EBITDA		$314,980	$24,493	$339,473	$297,142	$20,751	$317,893

Table 14: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

		Three Months Ended			Nine Months Ended
		September 30,	September 30,	June 30,	September 30,	September 30,
In thousands, except per share data		2013	2012	2013	2013	2012
Net Income		$55,310	$48,274	$61,053	$175,300	$129,786
Plus:	Non-recurring stock-based compensation	-	626	-	-	1,400
Plus:	Amortization of intangible assets	14,448	15,959	14,509	43,443	47,877
Plus:	Debt repayment and refinancing expenses	-	-	-	-	20,639
Plus:	Lease exit charge	-	3,327	(365)	(365)	3,327
Plus:	Restructuring costs	-	-	-	-	(51)
Less:	Income tax effect	(5,172)	(7,280)	(4,711)	(14,151)	(25,954)

Adjusted net income		$64,586	$60,906	$70,486	$204,227	$177,024

Diluted EPS		$0.46	$0.39	$0.50	$1.44	$1.05
Plus:	Non-recurring stock-based compensation	-	0.01	-	-	0.01
Plus:	Amortization of intangible assets	0.12	0.13	0.12	0.36	0.39
Plus:	Debt repayment and refinancing expenses	-	-	-	-	0.17
Plus:	Lease exit charge	-	0.03	-	-	0.03
Plus:	Restructuring costs	-	-	-	-	-
Less:	Income tax effect	(0.05)	(0.07)	(0.04)	(0.12)	(0.22)
Adjusted EPS		$0.53	$0.49	$0.58	$1.68	$1.43

CONTACT:
MSCI Inc.:
W. Edings Thibault, MSCI, New York + 1-212-804-5273
or
Media Inquiries:
Jo Morgan, MSCI, London + 44.20.7618.2224
W. Edings Thibault, MSCI, New York + 1-212-804-5273
Sally Todd | Christian Pickel, MHP Communications, London + 44.20.3128.8100